As filed with the Securities and Exchange Commission on September 30, 2021
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

SUNLIGHT FINANCIAL HOLDINGS INC.
(Exact name of registrant as specified in its charter)

Delaware	85-2599566
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
101 N. Tryon Street, Suite 1000 Charlotte, NC	28246
(Address of Principal Executive Offices)	(Zip Code)

Sunlight Financial Holdings Inc. 2021 Equity Incentive Plan
Sunlight Financial Holdings Inc. Employee Stock Purchase Plan
(Full title of the plans)

Barry Edinburg Chief Financial Officer
101 N. Tryon Street, Suite 1000
Charlotte, NC 28246
Tel: (888) 315-0822
(Name and address of agent for service)

(806) 792-7101
(Telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, to:

Matthew Potere Chief Executive Officer Sunlight Financial Holdings Inc. 101 N. Tryon Street, Suite 1000 Charlotte, NC 28246 (888) 315-0822	G. Michael O’Leary Taylor E. Landry Hunton Andrews Kurth LLP 600 Travis Street, Suite 4200 Houston, TX 77002 (713) 220-4200
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A common stock, par value $0.0001 per share, reserved for issuance pursuant to the Sunlight Financial Holdings Inc. 2021 Equity Incentive Plan	28,050,000 shares (2)	$5.19 (4)	$145,579,500.00 (4)	$15,882.73
Class A common stock, par value $0.0001 per share, reserved for issuance pursuant to the Sunlight Financial Holdings Inc. Employee Stock Purchase Plan	3,400,000 shares (3)	$5.19 (4)	$17,646,000.00 (4)	$1,925.18
Total	31,450,000 shares		$163,225,500.00	$17,807.90
1.Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (this “Registration Statement”) also covers an indeterminate number of additional shares of Class A common stock, par value $0.0001 per share (the “Common Stock”) of Sunlight Financial Holdings Inc., a Delaware corporation (the “Company” or “Registrant”) that become issuable under the Sunlight Financial Holdings Inc. 2021 Equity Incentive Plan (the “Equity Plan”) and the Sunlight Financial Holdings Inc. Employee Stock Purchase Plan (the “ESPP” and together with the Equity Plan, the “Plans”) relating to adjustments for changes resulting from stock splits, stock dividends, or similar transactions.

2.Represents an aggregate of 25,500,000 shares of Common Stock reserved for issuance under the Equity Plan, plus an additional 2,550,000 shares that may be added in the future pursuant to the “evergreen” provisions of the Equity Plan. The “evergreen” provision in the Equity Plan provides that on the first day of each fiscal year, an additional number of shares equal to the lesser of: (i) two percent (2%) of the total issued and outstanding common shares of the Registrant on the first day of such fiscal year, or (ii) such lesser amount determined by the board of directors will be added to the shares of Common Stock authorized for issuance under the Equity Plan.
3.Represents 3,400,000 shares of Common Stock reserved for issuance under the ESPP.
4.Estimated solely for the purposes of calculating the amount of the registration fee pursuant to Rule 457(c) and 457(h) of the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price are based upon the average of the high and low stock prices of shares of Common Stock of the Registrant reported on the New York Stock Exchange on September 28, 2021.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed by Sunlight Financial Holdings Inc., a Delaware corporation (the “Company” or “Registrant”), relating to (i) 28,050,000 shares of Class A common stock, par value $0.0001 per share (the “Common Stock”), issuable under the Sunlight Financial Holdings Inc. 2021 Equity Incentive Plan (the “Equity Plan”); and (ii) 3,400,000 shares of Common Stock reserved for issuance under the Sunlight Financial Holdings Inc. Employee Stock Purchase Plan (the “ESPP” and together with the Equity Plan, the “Plans”). The Plans were adopted by the board of directors of the Company on June 17, 2021 and approved by the stockholders of the Company on July 8, 2021.

PART I

The Registrant will send or give to all participants in the Plans document(s) containing the information required in Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act. In accordance with Rule 428(b)(2), the Registrant has not filed such document(s) with the Commission, but such document(s) (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Registrant shall make available, without charge, upon written or oral request, additional copies of documents required to be delivered to participants pursuant to Rule 428(b).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the Registrant incorporates by reference in this Registration Statement the following documents and information previously filed with the Commission, which shall be deemed a part hereof:
a.The Registrant’s Form 10-K for fiscal year ended December 31, 2020 filed with the Commission on March 11, 2021, as amended by its Form 10-K/A filed with the Commission on May 11, 2021;
b.The Registrant’s Form 10-Q for the quarter ended March 31, 2021 as filed with the Commission on May 21, 2021;
c.The Registrant’s Form 10-Q for the quarter ended June 30, 2021 as filed with the Commission on August 16, 2021;
d.The Registrant’s Final Prospectus filed with the SEC on September 8, 2021 pursuant to Rule 424(b) under the Securities Act relating to the Registration Statement on Form S-1, as amended (Reg. No. 333-258338), which contains the audited financial statements of the Registrant for the latest fiscal year for which such statements have been filed;
e.The Registrant’s Current Reports on Form 8-K or 8-K/A filed with the Commission on January 15, 2021, January 20, 2021, January 25, 2021, May 6, 2021, June 21, 2021, June 21, 2021, July 7, 2021, July 9, 2021, July 15, 2021 and August 16, 2021 (in each case, other than information furnished under Item 2.02 and Item 7.01 therein); and
f.The description of the Company’s capital stock contained in its Registration Statement on Form S-1, filed with the Commission on July 30, 2021, including any amendment or report filed for the purpose of updating such description.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and all reports on Form 8-K filed subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the Registrant. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaws, agreement, vote of stockholders or disinterested directors or otherwise. The Registrant’s Second Amended and Restated Certificate of Incorporation (the “Second A&R Charter”) contains provisions limiting the liability of directors, and the Registrant’s Amended and Restated Bylaws (the “A&R Bylaws”) provide that the Registrant will indemnify each of the Registrant’s directors to the fullest extent permitted under Delaware law.

Section 102(b)(7) of the DGCL permits a corporation to provide in its Certificate of Incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (3) for unlawful payments or dividends or unlawful stock repurchases, redemptions or other distributions or (4) for any transaction from which the director derived an improper personal benefit. The Second A&R Charter and the A&R Bylaws also provide the Registrant with discretion to indemnify officers and employees when determined appropriate by the Registrant’s board of directors.

The Registrant entered into indemnification agreements with each of its directors and executive officers and certain other key employees. The indemnification agreements provide that the Registrant indemnify each of its directors, executive officers and such other key employees against any and all expenses incurred by that director, executive officer, or other key employee because of his or her status as one of the Registrant’s directors, executive officers, or other key employees, to the fullest extent permitted by Delaware law, the Second A&R Charter and the A&R Bylaws. In addition, the indemnification agreements provide that, to the fullest extent permitted by Delaware law, the Registrant will advance all expenses incurred by the Registrant’s directors, executive officers, and other key employees in connection with a legal proceeding involving his or her status as a director, executive officer, or key employee.

The Registrant also maintains directors’ and officers’ liability insurance for its directors and officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

EXHIBIT INDEX

Exhibit Number	Description
4.1*
Second Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 001-39739) filed with the Commission on July 15, 2021).

4.2*
Amended and Restated Bylaws of the Company, effective as of July 9, 2021 (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K (File No. 001-39739) filed with the Commission on July 15, 2021).

4.3	Sunlight Financial Holdings Inc.’s 2021 Equity Incentive Plan.
4.4	Sunlight Financial Holdings Inc.’s Employee Stock Purchase Plan.
5.1	Opinion of Hunton Andrews Kurth LLP.
23.1	Consent of WithumSmith+Brown, PC.
23.2	Consent of RSM US LLP.
23.3	Consent of Hunton Andrews Kurth LLP (included as part of Exhibit 5.1).
24.1	Powers of Attorney (included on the signature page of this Registration Statement).

* Incorporated herein by reference as indicated.

Item 9. Undertakings.

a.The undersigned Registrant hereby undertakes:
1.To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
i.To include any prospectus required by Section 10(a)(3) of the Securities Act;
ii.To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;
iii.To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
b.The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
c.Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Charlotte, State of North Carolina, on September 30, 2021.
SUNLIGHT FINANCIAL HOLDINGS INC.

By:	/s/ Matthew Potere
Matthew Potere
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Matthew Potere, Barry Edinburg and Nora Dahlman, and each of them (with full power to each of them to act alone), his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including, without limitation, post-effective amendments) to this Registration Statement on Form S-8 and to file the same with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This power of attorney may be executed in counterparts.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on September 30, 2021.

Signature	Title

/s/ Matthew Potere	Chief Executive Officer and Director (Principal Executive Officer)
Matthew Potere

/s/ Barry Edinburg	Chief Financial Officer (Principal Financial Officer)
Barry Edinburg

/s/ Brad Bernstein	Director
Brad Bernstein

/s/ Jeanette Gorgas	Director
Jeanette Gorgas

/s/ Emil W. Henry, Jr.	Director
Emil W. Henry, Jr.

/s/ Toan Huynh	Director
Toan Huynh

/s/ Jennifer D. Nordquist	Director
Jennifer D. Nordquist

/s/ Philip Ryan	Director
Philip Ryan

/s/ Kenneth Shea	Director
Kenneth Shea

/s/ Joshua Siegel	Director
Joshua Siegel